FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES PROVIDES UPDATED Q3 REVENUE AND EPS GUIDANCE

PROVO, Utah — Oct. 12, 2017 — In connection with its Nu Skin LIVE! global convention beginning today, Nu Skin Enterprises (NYSE:NUS) provided updated third-quarter 2017 revenue and earnings guidance. The company expects revenue of $559 to $563 million, with anticipated earnings per share of $0.74 to $0.76.

Nu Skin's management team will discuss updated guidance, recent business trends and upcoming initiatives at an investor meeting today at 1:45 p.m. (ET). A live webcast of the investor meeting, including the financial and other information to be presented, will be available on the investor relations section of the company's website at ir.nuskin.com. Replays of the webcast will be available at the same location through Thursday, Oct. 26.

About Nu Skin Enterprises, Inc.
Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. The ageLOC brand has generated a loyal following for such products as the ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.

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Important Information Regarding Forward-Looking Statements: The updated guidance contained in this press release is a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and it represents the company's current expectations and beliefs. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from the forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, estimates and guidance concerning anticipated revenue and earnings per share, which can differ from actual results based on a number of factors, including higher-than-anticipated expenses, changes in reserves, subsequent events that have an impact on the third quarter, and quarter-end and other financial-statement or audit adjustments. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

CONTACT:
Media:   media@nuskin.com, (801) 345-6397
Investors:    investorrelations@nuskin.com, (801) 345-3577

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